UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

VULCAN MATERIALS COMPANY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following e-mail was sent to Vulcan employees on May 15, 2012]

Enclosed are the announcements made yesterday by Vulcan Materials Company and Martin Marietta Materials, Inc. regarding the Final Order and Judgment entered into by the Delaware Court of Chancery on May 14th and that Court’s denial of Martin Marietta’s motion for a stay pending appeal.

In addition to acknowledging that it is subject to the Delaware Chancery Court’s May 4th ruling and yesterday’s Final Order and Judgment, Martin Marietta announced that it is “terminating its exchange offer,” “withdrawing its nominees for election at the Vulcan 2012 annual meeting and terminating its related solicitation of proxies” and also stated that “any ‘Blue’ proxy cards and ‘Blue’ voting instruction forms that were previously circulated and have or may be received will not be effective, will not be voted by Martin Marietta at the Vulcan 2012 annual meeting and will be discarded.”

Vulcan’s 2012 Annual Meeting of Shareholders is scheduled for June 1, 2012 and, accordingly, employees should sign, date and return a WHITE proxy card or WHITE voting instruction form (or vote by internet or telephone as directed on the WHITE proxy card and instruction form), if they wish to have their shares voted at the 2012 Annual Meeting.

Martin Marietta has filed a notice of appeal with the Delaware Supreme Court, and we will keep you apprised of significant events as they unfold.  In the meantime, thank you for your continuing outstanding service to this great company and for your ongoing efforts in driving superior performance and results.